Exhibit 19

DUKE ENERGY CORPORATION SECURITIES TRADING POLICY

Applicability:	Enterprise
Originator:	Office of the General Counsel – Legal Department
Approval:	Duke Energy Corporation Board of Directors

Effective Date:	October 25, 2007
Last Amendment Date	May 9, 2024

I.    Introduction
    Federal and state securities laws make it illegal for anyone to trade in a company’s securities while in possession of material, nonpublic information relating to that company. This conduct is referred to as “insider trading” and may result in civil or criminal penalties. The purpose of this Securities Trading Policy (this “Policy”) is to promote compliance with applicable securities laws and to provide the directors, officers (as such term is defined pursuant to Section 16 of the Securities Exchange Act of 1934), and employees of Duke Energy Corporation (together with its subsidiaries, “Duke Energy” or the “Corporation”) with procedures and guidelines with respect to transactions in the securities of the Corporation (“Corporation Securities”) and other public companies in order to preserve the reputation and integrity of Duke Energy as well as that of all persons affiliated with it.

Questions regarding this policy should be directed to the Corporation’s Office of the General Counsel.

II.    Applicability
    This Policy applies to all directors, officers and employees of Duke Energy and any of their Related Persons (as defined below) located in and outside the United States alike. This Policy also applies to Duke Energy’s agents and advisors (together with directors, officers, employees and Related Persons, “insiders”).

III.    Policy
    If a director, officer, employee, agent or advisor of the Corporation has material, nonpublic information relating to the Corporation, it is the Corporation’s policy that neither that person nor any of his or her Related Persons (as defined below) may buy or sell Corporation Securities or engage in any other action to take advantage of, or pass on to others, that information. This Policy also applies to material, nonpublic information relating to any other company with publicly-traded securities, including our customers or suppliers, obtained in the course of employment by or association with Duke Energy.

    To avoid even the appearance of impropriety, additional restrictions on trading Corporation Securities by directors, officers and members of the Corporation’s Enterprise Leadership Team are set forth in Section VI.

IV.    Definitions/Explanations
    A.    Who is an “Insider?”
Any person who possesses material, nonpublic information is considered an “insider” as to that information. Insiders include the Corporation’s directors, officers, employees, agents, independent

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Exhibit 19

DUKE ENERGY CORPORATION SECURITIES TRADING POLICY

contractors and those persons in a special relationship with the Corporation (e.g., its auditors, consultants, attorneys or other advisors). The definition of insider is transaction specific; that is, an individual is an insider with respect to each item of material, nonpublic information of which he or she is aware.

    B.    What is “Material” Information?
The materiality of information depends upon the circumstances. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the information is likely to affect the market price of the security. Material information can be positive or negative, and can relate to virtually any aspect of the Corporation’s business or to any type of Corporation Security (i.e., debt or equity).

Some examples of material information include:
•Unpublished financial or operational results or projections, including earnings information
•Pending or proposed mergers, acquisitions, dispositions or other transactions
•Significant changes in corporate objectives
•Significant sale of assets
•Changes in dividend or stock repurchase policies
•Financial liquidity problems
•Cybersecurity risks and incidents, including vulnerabilities and breaches. Insider trading restrictions may also pertain to the period of time the company is investigating the underlying facts, ramifications and materiality of a cybersecurity incident.

The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis. If an insider is unsure whether particular nonpublic information is material, the insider should presume that it is material and consult with the Office of the General Counsel before disclosing such information or trading in any securities of a company to which such information relates.

    C.    What is “Nonpublic” Information?
    Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must have been disclosed in the Corporation’s public filings with the Securities and Exchange Commission or widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Associated Press, or United Press International. The circulation of rumors, even if accurate, does not constitute information that is adequately available to the general public since the public does not know whether the rumor is accurate.

In addition, even after the Corporation has publicly announced material information, a reasonable period of time must elapse in order for the market to react to the information. Employees may not trade on publicly announced material information until two full trading days after an announcement. For example, if an announcement is made before the commencement of trading on a Monday, an employee may trade in Corporation Securities starting on Wednesday of that week, because two full trading days would have elapsed by then (all of Monday and Tuesday). If an announcement is made after trading begins on a Monday, employees may not trade in Corporation Securities until Thursday. If the announcement is made on Friday after trading begins, employees may not trade in Corporation Securities until Wednesday of the following week.

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Exhibit 19

DUKE ENERGY CORPORATION SECURITIES TRADING POLICY

D.Who is a “Related Person?”
For purposes of this Policy, a “Related Person” includes the spouse, minor children or anyone else living in an insider’s household; partnerships in which an insider is a general partner; trusts of which an insider is a trustee; estates of which an insider is an executor; and any other legal entities controlled by an insider. Although a person’s parent or sibling may not be considered a Related Person (unless living in the same household), a parent, sibling or other relative may be a “tippee” for securities laws purposes. “Tipping” material, nonpublic information to others also is prohibited, and is discussed in Section V.D.

V.    Guidelines
A.    Non-disclosure of Material, Nonpublic Information
Material, nonpublic information must not be disclosed to anyone, except persons within the Corporation or third party agents of the Corporation (such as investment banking advisors, auditors or outside legal counsel) whose positions require them to know it, until such information has been publicly released by the Corporation.

B.    Prohibited Trading in Corporation Securities While in Possession of Material, Nonpublic Information
No person may trade, including by placing a purchase or sell order, or recommend that another person trade, in Corporation Securities when he or she has knowledge of material, nonpublic information concerning the Corporation. In addition to purchases and sales of Corporation Securities, gifts, charitable donations and other contributions of Corporation Securities, and certain transactions under Corporation-sponsored plans such as those described in Section VII constitute a “trade” for purposes of, and are subject to, this Policy.
Directors, officers and employees are responsible for any trades placed by Related Persons and should make them aware of the need to confer with such person before they trade Corporation Securities. Directors, officers and employees should treat any such trades as if the transactions were for their own accounts.

C.    Twenty-Twenty Hindsight
If securities transactions ever become the subject of scrutiny, they will be evaluated by enforcement authorities or others after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction an insider should carefully consider how the transaction and whether the information was material may be construed in the bright light of hindsight.

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Exhibit 19

DUKE ENERGY CORPORATION SECURITIES TRADING POLICY

D.    “Tipping” Information to Others
Insiders may be liable for communicating or “tipping” material, nonpublic information to any third party (a “tippee”), regardless of whether the tippee is a Related Person. Further, insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, nonpublic information tipped to them and individuals who trade on material, nonpublic information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, nonpublic information by receiving explicit tips from others or from unintentional disclosure through, among other things, conversations at social, business or other gatherings.

    E.    Prohibition on Speculation and Hedging
    Investing in Corporation Securities provides an opportunity to share in the long-term growth of the Corporation. In contrast, short-term speculation based on fluctuations in the market for Corporation Securities may be distracting, and may unduly focus the Corporation’s directors, officers and employees on the Corporation’s short-term stock market performance. Furthermore, such activities may put the potential for personal gain in conflict with the best interests of the Corporation and its securityholders or create the appearance of improper or inappropriate conduct involving Corporation Securities. As such, directors, officers, employees and their Related Persons may not engage in any hedging or monetization transactions with respect to Corporation Securities, including by trading in put or call options, warrants, swaps, forwards and other derivatives or similar instruments on Corporation Securities, or by selling Corporation Securities “short.” Anyone may, of course, in accordance with this Policy and other Corporation policies, exercise options granted to them by the Corporation.

F.    Prohibition on Pledging

    Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on a loan. Because a margin sale or foreclosure sale may occur at a time when a person is aware of material, nonpublic information or otherwise not permitted to trade in Corporation Securities, the Corporation’s directors and officers and their Related Persons are prohibited from holding Corporation Securities in a margin account or otherwise pledging Corporation Securities in any way including as collateral for a loan.

G.    Trading in Other Securities
No director, officer, employee or their Related Persons may trade, including by placing purchase or sell orders, or recommend that another person trade, in the securities of another company if the person learns of material, nonpublic information about the other company in the course of his/her employment with Duke Energy.

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Exhibit 19

DUKE ENERGY CORPORATION SECURITIES TRADING POLICY

VI.    Additional Restrictions and Requirements for Directors, Officers and Members of the Corporation’s Enterprise Leadership Team
    A.    Trading Windows and Blackout Periods
In addition to being subject to all of the other limitations in this Policy, directors, officers and members of the Corporation’s Enterprise Leadership Team are prohibited from trading Corporation Securities during the following blackout periods:
(i)Quarterly Blackout Periods. Trading in Corporation Securities is prohibited from (1) market closing on the date that is one calendar month prior to the end of each fiscal quarter until (2) market closing on the second full day of trading following the release of the Corporation’s quarterly earnings. During these quarterly blackout periods, directors, officers and members of the Corporation’s Enterprise Leadership Team generally possess or are presumed to possess material, nonpublic information about the Corporation’s financial results.
(ii)Special Blackout Periods. From time to time, other types of material information regarding the Corporation (such as negotiation or mergers, acquisitions or dispositions or other developments) may not be publicly disclosed. While such material information remains nonpublic, directors, officers, members of the Corporation’s Enterprise Leadership Team and other persons with knowledge of such material, nonpublic information are prohibited from trading in Corporation Securities. The affected persons must keep the existence of any special blackout period confidential.
(iii)10b5-1 Plan Approval Requirement and Exception for Approved 10b5-1 Plans. The trading restrictions in this Policy do not apply to transactions under a written plan, contract, instruction or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (a “10b5-1 Plan”) that complies with the requirements of Rule 10b5-1, is entered into during an open trading window and at a time when the insider entering into the 10b5-1 Plan is not aware of material nonpublic information, and that such insider or their broker has sent to the Office of the General Counsel (which will coordinate any additional departmental reviews) for review and approval of in advance of any trades being made.
(iv)Trading Windows. Trading windows are not “safe harbors” that ensure compliance with securities laws. Insiders remain responsible for their trades and should use good judgment at all times. Accordingly, even during trading window periods, if an insider is in possession of material non-public information about the Corporation, they are prohibited from trading in Corporation Securities.

    B.    Prior Clearance
    Each director and officer of the Corporation must obtain prior clearance from the Corporation’s Chief Legal Officer, or his or her designee, (who will coordinate any additional departmental reviews), before such person or one of his or her Related Persons makes any trades in Corporation Securities or exercise stock options. Clearance will be granted or denied based solely on the restraints imposed by law, and will not constitute investment advice regarding the advisability of any transaction or ensure compliance with securities laws. Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed and executed within that 48-hour period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

C.    Restrictions on Selling Corporation Securities Acquired Upon the Vesting of Stock Awards and Stock Acquired by Option Exercise

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Exhibit 19

DUKE ENERGY CORPORATION SECURITIES TRADING POLICY

The Corporation’s directors, officers, and members of the Corporation’s Enterprise Leadership Team are prohibited from selling Corporation Securities acquired upon the vesting of stock awards and exercise of stock options until they are in compliance with the Corporation’s stock ownership requirements. Corporation Securities acquired upon the vesting of stock awards and stock options may be sold only in compliance with the terms of this Policy.

VII.    Transactions Under Corporation-Sponsored Plans

A.Corporation Securities Underlying Awards.

This Policy’s trading restrictions do not apply to the extent the Corporation is required to withhold taxes in connection with the vesting or delivery of Corporation Securities underlying restricted stock units, performance shares or other awards received under any of the Corporation’s long-term incentive plans.  This Policy’s trading restrictions do apply, however, to any market sale, gift, or other disposition of Corporation Securities received following the vesting of any restricted stock units, performance shares or other awards under any of the Corporation’s incentive plans.

B.Corporation-Sponsored Retirement Plans.

This Policy’s trading restrictions do not apply to purchases of Corporation Securities in the Corporation’s savings and deferral plans, including the Retirement Savings Plan, Executive Savings Plan, and Directors’ Savings Plan, resulting from a participant’s periodic contribution of money to such plan(s) pursuant to payroll deduction elections.  This Policy’s trading restrictions do apply, however, to elections participants may make under such plans that relate to Corporation Securities, including elections with respect to the investment of contributions, intra-plan transfers of an existing account balance between investment funds, loans, and distributions.

1This Policy supersedes any previous policy of the Corporation concerning stock trading. In the event of any conflict or inconsistency between this Policy and any other materials previously distributed by the Corporation, this Policy shall govern.

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